Exhibit 5.1

_________, 2006	direct phone: 515-242-2442
direct fax: 515-323-8542
email: moore@brownwinick.com
Board of Directors
Northwest Iowa Renewable Energy, L.L.C.
221 Reed Street, PO Box 366
Akron, IA 51001
Re: 2006 Registration Statement on Form SB-2; Securities Matters
Dear Directors:
As counsel for Northwest Iowa Renewable Energy, L.L.C. (the “Company”), we furnish the following opinion in connection with the proposed issuance by the Company of its membership interests (“Units”). These securities are the subject of the Registration Statement to be filed by the Company with the United States Securities Exchange Commission under the Securities Act of 1933, as amended, to which this opinion is to be attached as an exhibit. The Company proposes to issue the Units pursuant to the plan of distribution set forth in its Registration Statement.
We have examined the Articles of Organization, Operating Agreement, the minutes of the meetings of its Board of Directors and Members and such other documents and corporate records of the Company, and we have made such examinations of law as we deem relevant relating to the authorization and issuance of capital membership interests.
In rendering our opinion we have relied upon, with their consent: (i) the representations of the Company and its members set forth in the aforementioned documents as to factual matters; and (ii) certificates and assurances from public officials as we have deemed necessary for purposes of expressing opinions expressed herein. We have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members in the foregoing documents and we rely upon such information and representations in expressing our opinion.
The opinion expressed herein shall be effective only as of the date of this opinion letter. The opinion set forth herein is based upon existing law and regulations, all of which are subject to change prospectively and retroactively. Our opinion is based on the facts and the above documents as they exist on the date of this letter, and we assume no obligation to revise or supplement such opinion as to future changes of law or fact. This opinion letter is limited to the matters stated herein and no opinion is to be implied or inferred beyond the matters expressly stated herein.

_________, 2006

Based upon an examination as described, it is our opinion that:
1.	The Company is an Iowa limited liability company validly existing and in good standing under the laws of the State of Iowa; and

2.	The Units of the Company which are currently being registered pursuant to the Registration Statement are validly authorized and are or may be legally and validly issued in accordance with the Company’s Articles of Organization and Operating Agreement, and when so issued and duly delivered against payment therefore pursuant to the Plan as contemplated by the Registration Statement, such units are or will be validly issued, fully paid, and non-assessable.
This firm does not render any opinion regarding Units purchased subject to any exemption from registration. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement that is to be filed with the United States Securities Exchange Commission.

Very truly yours,

Sean P. Moore
SPM:tlr